 As filed with the Securities and Exchange Commission on November 26, 1999
                                                      Registration No. 333-88019
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              AMENDMENT NO. 5
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ---------------
                               HEALTHCENTRAL.COM
             (Exact Name of Registrant as Specified in Its Charter)
       Delaware                    7375                    94-3250851
   (State or Other          (Primary Standard           (I.R.S. Employer
   Jurisdiction of              Industrial               Identification
   Incorporation or        Classification Code              Number)
    Organization)                Number)
                       6001 Shellmound Street, Suite 800
                              Emeryville, CA 94608
                                 (510) 250-2500
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                                ---------------
                                Albert L. Greene
                            Chief Executive Officer
                               HealthCentral.com
                       6001 Shellmound Street, Suite 800
                              Emeryville, CA 94608
                                 (510) 250-2500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                   Copies to:
          Mark A. Medearis                       Craig S. Andrews
            Laurel Finch                          David G. Odrich
             Scott Ring                         Jeffrey C. Thacker
             Gene Yoon                           Michelle A. Lara
         VENTURE LAW GROUP                BROBECK, PHLEGER & HARRISON LLP
     A Professional Corporation                 550 West "C" Street
        2800 Sand Hill Road                         Suite 1300
        Menlo Park, CA 94025                    San Diego, CA 92101
                                ---------------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   The purpose of this Amendment No. 5 is solely to file certain exhibits to the Registration Statement, as set forth below in Item 16(a) of Part II.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by HealthCentral.com in connection with the sale of the common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                     Amount
                                                                   to be Paid
                                                                  -------------
   Securities and Exchange Commission registration fee .......... $   26,375.25
   NASD filing fee...............................................      9,987.50
   Nasdaq National Market listing fee............................     95,000.00
   Printing and engraving expenses...............................    400,000.00
   Legal fees and expenses.......................................    550,000.00
   Accounting fees and expenses..................................    400,000.00
   Blue Sky qualification fees and expenses......................      5,000.00
   Transfer Agent and Registrar fees.............................     12,602.25
                                                                  -------------
       Total..................................................... $1,500,000.00
                                                                  =============

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article XII of our certificate of incorporation (Exhibit 3.3 hereto) and Article VI of our Bylaws (Exhibit 3.5 hereto) provide for indemnification of HealthCentral.com's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, HealthCentral.com has entered into Indemnification Agreements (Exhibit 10.24 hereto) with certain officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among HealthCentral.com and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

     (a) Since September 1, 1996, the Registrant has issued and sold the following unregistered securities:

  (1) In December 1998, the Registrant issued and sold shares of Series A Preferred Stock convertible into an aggregate of 1,012,500 shares of common stock, and warrants to purchase 486,000 shares of Series A Preferred Stock at a purchase price of $2.00 to investors.

  (2) In May 1999, the Registrant issued a warrant to purchase 12,249 shares of Series A Preferred Stock at a purchase price of $2.00 per share to individuals affiliated with a lender in connection with a financing transaction.

  (3) In April 1999, the Registrant issued a warrant to purchase 73,896 shares of Common Stock at a purchase price of $6.50 per share to a strategic partner.

  (4) In July 1999, the Registrant issued promissory notes in the aggregate principal amount of $600,000 to investors and warrants to purchase an aggregate of 16,664 shares of common stock at a purchase price of $3.60 per share to investors.

  (5) In July 1999, we issued a promissory note in the principal amount of $100,000 to an individual. The principal amount of this note was converted into shares of Series B Preferred Stock and the interest was paid in full in September 1999.

  (6) In August 1999, the Registrant issued 2,104,770 shares of its common stock to individuals in connection with an acquisition of a company.

  (7) In August and September 1999, the Registrant issued and sold shares of Series B Preferred Stock convertible into an aggregate of 4,038,455 shares of common stock to investors for an aggregate purchase price of $20,999,998.50.

  (8) In August 1999, we issued promissory notes in the aggregate principal amount of $300,000 and warrants to purchase 8,333 shares of Series B Preferred Stock at a purchase price of $3.60 per share to a stockholder in connection with a bridge financing. The principal amount of this note was converted into shares of Series B Preferred Stock and the interest was paid in full in September 1999.

  (9) In August 1999, the Registrant issued to Hambrecht & Quist LLC a warrant to purchase 69,231 shares of Series B Preferred Stock at a purchase price of $5.20 per share.

  (10) In October 1999, the Registrant issued or reserved for issuance upon the exercise of options a total of 1,579,065 shares of its common stock to individuals and entities in connection with an acquisition of a company.

  (11) In October 1999, the Registrant issued 836,422 shares to individuals in connection with an acquisition of a company.

  (12) As of September 30, 1999, 398,916 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and 1,756,157 shares of common stock were issuable upon exercise of outstanding options under the Registrant's 1998 Stock Plan.

  (13) As of September 30, 1999, 250,000 shares of common stock were issuable upon exercise of outstanding options under the Registrants' 1999 Stock Plan.

  (14) In August 1998, the Registrant effected a 1.844-for-1 split of its outstanding common stock in which every outstanding share of common stock was split into 1.844 shares of common stock.

  (15) Prior to the completion of this offering, the Registrant intends to effect a five-for-four split of its outstanding common stock in which every outstanding share of common stock will be split into 1.25 shares of common stock.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

   All of the foregoing information gives effect to the five-for-four split of the Registrant's common stock to be effected prior to completion of the offering. The issuances described in Items 15(a)(1) through 15(a)(11) as well as the issuances in 15(a)(13) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(12) were deemed exempt from the registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under
Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The issuances described in Items 15(a)(14) and (15) were or will be exempt from registration under Section 2(3) of the Securities Act on the basis that such transaction did not involve a "sale" of securities. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

  Number   Description
  ------   -----------
  1.1**    Form of Underwriting Agreement (subject to negotiation).
  3.1**    Second Amended and Restated Articles of Incorporation of the
           Registrant (current).
  3.2**    Amended and Restated Certificate of Incorporation of the Registrant
           (as proposed for reincorporation in Delaware).
  3.3**    Amended and Restated Certificate of Incorporation of the Registrant
           (as proposed for public company).
  3.4**    Bylaws of the Registrant, as amended (current).
  3.5**    Amended and Restated Bylaws of the Registrant (as proposed for public company).
  4.1**    Specimen Stock Certificate.
  5.1*     Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1**    First Amended and Restated Investors' Rights Agreement dated August
           27, 1999 between the Registrant and certain investors.
 10.2**    1999 Stock Plan, as amended, and form of stock option agreements and restricted stock purchase agreements.
 10.3**    Amended and Restated 1998 Stock Plan, as amended, and form of stock option agreements and restricted stock purchase agreements.
 10.4**    1999 Employee Stock Purchase Plan, and form of subscription agreement.
 10.5**    1999 Directors' Stock Option Plan, and form of stock option agreement.
 10.6**    Form of Common Stock Agreement between the Registrant and each of
           Dean S. Edell M.D. and James J. Hornthal.
 10.7**    Engagement Letter between the Registrant and Hambrecht & Quist dated
           March 22, 1999.
 10.8**    Consulting Agreement between the Registrant and Michael D. McDonald dated August 12, 1999.
 10.9**    Employment Agreements between the Registrant and each of Deryk Van
           Brunt and Marcos A. Athanasoulis.
 10.10**   Employment Agreement between the Registrant and Albert Greene dated
           August 16, 1999.
 10.11**   Offer Letter from the Registrant to C. Fred Toney dated June 16,
           1999.
 10.12**   Letter Agreement between the Registrant and Ann Marie Buddrus dated
           August 4, 1999.
 10.13**   Lock-Up Agreement between the Registrant and Dr. Dean S. Edell dated
           August 27, 1999.
 10.14**   Form of Change of Control Agreement between the Registrant and
           Albert L. Greene.
 10.15**   License and Confidential Information Agreement between the
           Registrant and Dr. Dean S. Edell dated May 14, 1999.
 10.16**   Office Lease between the Registrant and Christie Avenue Partners JS dated March 26, 1999.
 10.17**   Landlord's Consent and Agreement (Sublease) between the Registrant and Burnham Pacific Operating Partnership, L.P. dated July 22, 1999.
 10.18**   Joint Development Agreement/Base Agreement by and between the
           Registrant, Windom Health Enterprises and Global Health Initiatives
           dated August 12, 1999.
 10.19+**  Co-Branded Site Agreement by and between the Registrant, Graedon
           Enterprises, Inc., and Joe Graedon and Teresa Graedon dated
           September 9, 1999.
 10.20+*** Agreement between the Registrant and AltaVista Company dated
           September 27, 1999.
 10.21***  Agreement and Plan of Reorganization by and between the Registrant,
           HC2 Acquisition Corporation and ePills, Inc. dated September 28,
           1999.
 10.22+**  Internet Fulfillment Services Agreement between ePills, Inc. and
           Bergen Brunswig Drug Company dated September 16, 1999.
 10.23+**  Pharmacy Services Fulfillment Agreement between ePills, Inc. and
           Medi-Mail, Inc. dated August 1999.
 10.24**   Form of Indemnification Agreement.
 10.25**   Agreement and Plan of Reorganization by and between Registrant and
           RxList.com dated October 25, 1999.
 10.26**   Industrial Lease between ePills.com and H.S.P. dated May 4, 1999.
 10.27+**  Co-Branding Content Agreement between the Registrant and MediaLinx
           Interactive, L.P. dated June 30, 1999.
 10.28+**  Advertising Insertion Order between ePills, Inc. and America Online,
           Inc. dated August 20, 1999.
 10.29**   Assumed HealthCentralRx.com 1999 Stock Option Plan and form of incentive stock option agreement.
 21.1**    List of subsidiaries.
 23.1**    Form of Consent of Independent Accountants.
 23.1b**   Consent of Independent Accountants.
 23.1c**   Consent of Independent Accountants.
 23.2      Consent of Attorney (See Exhibit 5.1).
 24.1**    Power of Attorney.
 27.1**    Financial Data Schedule.

--------
*  To be filed by amendment.

** Previously filed.

*** Supersedes exhibit previously filed.

+ Certain information on this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

 (b) Financial Statement Schedules

   All financial statement schedules have been omitted because they are not required, are not applicable or because the information required to be included in such schedules is included in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emeryville, State of California, on November 26, 1999.

                                          HEALTHCENTRAL.COM

                                                    /s/ C. Fred Toney
                                          By:__________________________________
                                                       C. Fred Toney
                                              Senior Vice President and Chief
                                                      Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   President, Chief Executive    November 26, 1999
____________________________________  Officer and Director
          Albert L. Greene            (Principal Executive
                                      Officer)

       /s/ C. Fred Toney             Chief Financial Officer       November 26, 1999
____________________________________  (Principal Financial and
           C. Fred Toney              Accounting Officer)


                 *                   Co-Chairman of the Board      November 26, 1999
____________________________________
         James J. Hornthal

                 *                   Co-Chairman of the Board      November 26, 1999
____________________________________
        Michael D. McDonald

                 *                   Director                      November 26, 1999
____________________________________
         Louis M. Andersen

                 *                   Director                      November 26, 1999
____________________________________
         Sheryle J. Bolton

                 *                   Director                      November 26, 1999
____________________________________
       Annette Campbell-White

                 *                   Director                      November 26, 1999
____________________________________
           Dean S. Edell

                 *                   Director                      November 26, 1999
____________________________________
         Wesley D. Sterman

                 *                   Director                      November 26, 1999
____________________________________
           Robin Wolaner

*Power of Attorney

    /s/ C. Fred Toney
By: ___________________________
           C. Fred Toney

                                 EXHIBIT INDEX

  Number   Description
  ------   -----------
  1.1**    Form of Underwriting Agreement (subject to negotiation).
           Second Amended and Restated Articles of Incorporation of the
  3.1**    Registrant (current).
  3.2**    Amended and Restated Certificate of Incorporation of the Registrant
           (as proposed for reincorporation in Delaware).
           Amended and Restated Certificate of Incorporation of the Registrant
  3.3**    (as proposed for public company).
  3.4**    Bylaws of the Registrant, as amended (current).
           Amended and Restated Bylaws of the Registrant (as proposed for
  3.5**    public company).
  4.1**    Specimen Stock Certificate.
           Opinion of Venture Law Group regarding the legality of the common
  5.1*     stock being registered.
 10.1**    First Amended and Restated Investors' Rights Agreement dated August
           27, 1999 between the Registrant and certain investors.
           1999 Stock Plan, as amended, and form of stock option agreements and
 10.2**    restricted stock purchase agreements.
 10.3**    Amended and Restated 1998 Stock Plan, as amended, and form of stock option agreements and restricted stock purchase agreements.
           1999 Employee Stock Purchase Plan, and form of subscription
 10.4**    agreement.
           1999 Directors' Stock Option Plan, and form of stock option
 10.5**    agreement.
 10.6**    Form of Common Stock Agreement between the Registrant and each of
           Dean S. Edell M.D. and James J. Hornthal.
           Engagement Letter between the Registrant and Hambrecht & Quist dated
 10.7**    March 22, 1999.
           Consulting Agreement between the Registrant and Michael D. McDonald
 10.8**    dated August 12, 1999.
           Employment Agreements between the Registrant and each of Deryk Van
 10.9**    Brunt and Marcos A. Athanasoulis.
           Employment Agreement between the Registrant and Albert Greene dated
 10.10**   August 16, 1999.
           Offer Letter from the Registrant to C. Fred Toney dated June 16,
 10.11**   1999.
           Letter Agreement between the Registrant and Ann Marie Buddrus dated
 10.12**   August 4, 1999.
           Lock-Up Agreement between the Registrant and Dr. Dean S. Edell dated
 10.13**   August 27, 1999.
           Form of Change of Control Agreement between the Registrant Albert L.
 10.14**   Greene.
 10.15**   License and Confidential Information Agreement between the
           Registrant and Dr. Dean S. Edell dated May 14, 1999.
           Office Lease between the Registrant and Christie Avenue Partners JS
 10.16**   dated March 26, 1999.
 10.17**   Landlord's Consent and Agreement (Sublease) between the Registrant and Burnham Pacific Operating Partnership, L.P. dated July 22, 1999.
 10.18**   Joint Development Agreement/Base Agreement by and between the
           Registrant, Windom Health Enterprises and Global Health Initiatives
           dated August 12, 1999.
 10.19+**  Co-Branded Site Agreement by and between the Registrant, Graedon
           Enterprises, Inc., and Joe Graedon and Teresa Graedon dated
           September 9, 1999.
           Agreement between the Registrant and AltaVista Company dated
 10.20+*** September 27, 1999.
 10.21***  Agreement and Plan of Reorganization by and between the Registrant,
           HC Acquisition Corporation and ePills, Inc. dated September 28,
           1999.
 10.22+**  Internet Fulfillment Services Agreement between ePills, Inc. and
           Bergen Brunswig Drug Company dated September 16, 1999.
           Pharmacy Services Fulfillment Agreement between ePills, Inc. and
 10.23+**  Medi-Mail, Inc. dated August 1999.
 10.24**   Form of Indemnification Agreement.
           Agreement and Plan of Reorganization by and between Registrant and
 10.25**   RxList.com dated October 25, 1999.
 10.26**   Industrial Lease between ePills.com and H.S.P. dated May 4, 1999.
           Co-Branding Content Agreement between Registrant and MediaLinx
 10.27+**  Interactive, L.P. dated June 30, 1999.
           Advertising Insertion Order between ePills, Inc. and America Online,
 10.28+**  Inc. dated August 20, 1999.
 10.29**   Assumed HealthCentralRx.com 1999 Stock Option Plan and form of incentive stock option agreement.
 21.1**    List of subsidiaries.
 23.1**    Form of Consent of Independent Accountants.
 23.1b**   Consent of Independent Accountants.
 23.1c**   Consent of Independent Accountants.
 23.2      Consent of Attorney (See Exhibit 5.1).
 24.1**    Power of Attorney
 27.1**    Financial Data Schedule.

--------
*  To be filed by amendment.

** Previously filed.

*** Supersedes exhibit previously filed.

+ Certain information on this exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.